Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of October 8, 2019, by and among AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Company”), on the one hand, and Caligan Partners LP, a Delaware limited partnership, Caligan Partners CV II LP, a Cayman Islands exempted limited partnership, David E. Johnson, an individual, and Paul Fonteyne, an individual (the foregoing, collectively with each of their respective Affiliates, the “Investor Group”), on the other hand. The Company and the Investor Group are each herein referred to as a “party” and collectively, the “parties.”

WHEREAS, on August 15, 2019, certain members of the Investor Group filed a Schedule 13D with the SEC, which was subsequently amended on September 4, 2019 (as amended, the “Schedule 13D”);

WHEREAS, on September 16, 2019, the Investor Group and certain other participants filed a definitive consent statement (the “Consent Statement”) soliciting written consents from the stockholders of the Company (the “Consent Solicitation”) to vote in favor of certain proposals, including the removal of four incumbent members of the Board of Directors of the Company (the “Board”) and the election of David Johnson, Paul Fonteyne, Kenneth Shea and Lisa Gersh to fill the resulting vacancies; and

WHEREAS, the Company and the Investor Group have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Board Composition and Related Matters.

(a) Simultaneous with the execution and delivery of this Agreement, the Investor Group has withdrawn, and has caused the other participants to the Consent Solicitation Group to withdraw, the Consent Solicitation by submitting a withdrawal to the Company in the form attached hereto as Exhibit A.

(b) Simultaneous with the execution and delivery of this Agreement, Paul Fonteyne and David Johnson (each, an “Investor Group Designee” and together, the “Investor Group Designees”) have each executed and delivered to the Company an irrevocable conditional letter of resignation from the Board in the form attached hereto as Exhibit B (the “Resignation Letter”).

(c) Effective upon the execution and delivery of this Agreement, the Board shall increase the size of the Board to eleven directors and appoint the Investor Group Designees to the Board to fill the vacancies resulting from the increase in the size of the Board. Effective at the conclusion of the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), the size of the Board shall be reduced to nine directors (including the Investor Group Designees, provided they are elected by the Company’s shareholders at the 2020 Annual Meeting) and shall not thereafter exceed nine directors until the Termination Date unless at least two-thirds of the members of the Board approve an increase in the size of the Board.

(d) Subject to the Company’s Corporate Governance Guidelines and applicable stock exchange rules, concurrently with their appointments to the Board, Mr. Fonteyne shall be appointed to the Compensation Committee of the Board and Mr. Johnson shall be appointed to the Audit Committee of the Board, and the Company agrees to maintain such committee appointments during the term of this Agreement, as long as Mr. Fonteyne and Mr. Johnson, respectively, continue to serve on the Board.

(e) Until the Termination Date, the Company shall, with respect to any Stockholder Meeting at which directors are to be elected, (i) include the Investor Group Designees as nominees for election to the Board in the Company’s proxy statement and proxy card for such meeting, (ii) recommend to the stockholders of the Company the election of the Investor Group Designees to the Board and (iii) solicit proxies in favor of the election of the Investor Group Designees to the Board in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees. In connection with the foregoing, each Investor Group Designee consents to be named by the Company as a nominee for election to the Board in any applicable proxy statement, proxy card or other solicitation materials of the Company, and agrees, if elected to continue to act in the capacity of a director of the Company and to serve the full term as a director.

(f) The Investor Group and each of the Investor Group Designees agree that, in each Investor Group Designee’s capacity as a director of the Company, such Investor Group Designee shall comply with the terms of the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time, the “Charter”), Amended and Restated By-Laws (as may be amended from time to time, the “By-Laws”), committee charters, corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines and similar governance documents that are generally applicable to the Company’s directors.

(g) The Investor Group and each of the Investor Group Designees agree that the Board or any committee thereof, in the exercise of its fiduciary duties, may recuse the Investor Group Designees from any portion of a Board or committee meeting, and restrict access to information of the Company, to the extent relating to (i) this Agreement, including the interpretation and enforcement thereof; (ii) any demand made by any member of the Investor Group or any of their respective Affiliates if such demand is coupled, expressly or implied, with the threat to take any of the actions prohibited in Sections 3(a) through 3(m); (iii) any proposed transaction between the Company and any member of the Investor Group or any participant to the Consent Solicitation, or any of their respective Affiliates; or (iv) Ypsomed AG, solely with respect to Mr. Fonteyne and only so long as Mr. Fonteyne sits on the Board of Directors of Ypsomed AG. For the avoidance of doubt, the Investor Group acknowledges and agrees that: (A) consistent with his fiduciary duties as a director of the Company, each Investor Group Designee is obligated to consider in good faith, to the same extent as any other director of the Company, recusal from any Board or committee meeting in the event there is any other actual or potential conflict of interest between the Investor Group or an Investor Group Designee, on the one hand, and the Company, on the other hand; and (B) the Board may restrict the Investor Group Designees’ access to information of the Company to the same extent it would for any other director of the Company, in accordance with applicable law.

(h) Other than as agreed to by the Company, the Investor Group and each of the Investor Group Designees agree that there shall be no contracts, plans or arrangements, written or otherwise, in effect during the term of this Agreement, between any members of the Investor Group (other than the Investor Group Designees) and an Investor Group Designee providing for any compensation, reimbursement of expenses or indemnification of such Investor Group Designee solely in connection with or related to such Investor Group Designee’s service on the Board.

(i) The Investor Group acknowledges and agrees that if at any time during the term of this Agreement, the Investor Group’s aggregate Net Long Position falls below the lesser of (x) five percent of the outstanding common stock of the Company, par value $0.01 per share (the “Common Stock”) or (y) 1,700,000 shares of Common Stock (in each case, subject to adjustment for stock splits, reclassifications and combinations, the “Ownership Minimum”), (i) the rights of the members of the Investor Group and the obligations of the Company pursuant to this Section 1 shall terminate immediately and (ii) the Investor Group Designees shall be obligated to immediately tender their resignations pursuant to the Resignation Letters (it being understood that the Board shall have the right to decline one or both of the resignations).

(j) Until the Termination Date and as long as the Investor Group’s Net Long Position exceeds the Ownership Minimum, in the event that (x) David E. Johnson (or any Replacement Designee for him) is no longer able to serve as a director of the Company due to death, disability or other incapacity or (y) Paul Fonteyne (or any Replacement Designee for him) is no longer able or willing to serve as a director of the Company for any reason, then the members of the Investor Group shall be entitled to designate, subject to the approval (not to be unreasonably withheld) of the Governance and Risk Committee of the Board (the “Governance and Risk Committee”), a candidate for replacement of such Investor Group Designee (such replacement, a “Replacement Designee”). Any Replacement Designee shall qualify as an Independent Director (disregarding, solely in respect of any Replacement Designee for Mr. Johnson, clause (ii) of such definition). The Governance and Risk Committee shall, in good faith and consistent with its fiduciary duties, approve or deny any candidate for Replacement Designee within 10 Business Days after such candidate has: (i) successfully completed a customary background check; (ii) completed a satisfactory interview with the Governance and Risk Committee; (iii) provided the Company with (A) a completed director questionnaire (in the form to be provided by the Company), (B) executed a joinder to this Agreement to join such Replacement Designee to this Agreement as an Investor Group Designee hereunder, (C) an executed Resignation Letter and (D) such other information and agreements as may be reasonably requested by the Company and (iv) agreed to take all necessary action not be considered to be “overboarded” under the applicable policies of Institutional Shareholder Services, Inc. (“ISS”), Glass Lewis & Co., LLC (“Glass Lewis”), BlackRock, Inc., The Vanguard Group, and/or State Street Corporation as a result of his or her appointment to the Board. In the event the Governance and Risk Committee declines to approve a candidate for Replacement Designee, (x) any agreements provided by such candidate pursuant to the previous sentence shall be null and void and of no effect and (y) the members of the Investor Group may propose one or more additional candidates, subject to the approval process described above, until a Replacement Designee is approved by the Governance and Risk Committee. Following the approval of a candidate for Replacement Designee by the Governance and Risk Committee, the Board shall promptly appoint such Replacement Designee to the Board. Upon his or her appointment to the Board, such Replacement Designee shall be deemed an Investor Group Designee for all purposes under this Agreement.

2. Voting Commitment. Until the Termination Date, the members of the Investor Group shall, or shall cause its Affiliates and Associates to, appear in person or by proxy at each Stockholder Meeting and to vote all shares of Common Stock beneficially owned by it and over which it has voting power in accordance with the Board’s recommendations as such recommendations of the Board are set forth in the applicable definitive proxy or consent statement filed in respect thereof with respect to (a) the election, removal and/or replacement of directors (a “Director Proposal”) and (b) any other proposal submitted to the stockholders at a Stockholder Meeting, other than a proposal with respect to an Extraordinary Transaction; provided, however, that in the event either ISS or Glass Lewis issues a voting recommendation that differs from the voting recommendation of the Board with respect to any Company proposal (other than Director Proposals) presented at any Stockholder Meeting, the members of the Investor Group shall be permitted to vote all or some shares of Common Stock they beneficially own and over which they have voting power at such Stockholder Meeting in accordance with such ISS or Glass Lewis recommendation.

3. Standstill. Prior to the Termination Date, except as otherwise provided in this Agreement (including Section 11(a)), without the prior written consent of the Board, the members of the Investor Group shall not, and shall instruct their Affiliates, not to, directly or indirectly (in each case, except as permitted by this Agreement):

(a) (i) acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying voting securities which would result in the ownership or control of, or other beneficial ownership interest in, 12.5% or more than of the then-outstanding shares of the Common Stock in the aggregate (the “Ownership Cap”); provided, however, that the Board may increase the Ownership Cap by an affirmative vote of a majority of the Board; or (ii) sell or otherwise transfer its shares of Common Stock, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, to any Third Party that, to the Investor Group’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time or would increase the beneficial ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time;

(b) (i) other than pursuant to Section 1(j) of this Agreement, nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) knowingly initiate, encourage or participate in any solicitation of proxies or consents in respect of any election contest or removal contest at any Stockholder Meeting with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies or consents in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; or (v) knowingly initiate, encourage or participate in any “withhold,” “against” or similar campaign with respect to any Stockholder Meeting;

(c) form, join or in any way participate in any group or agreement of any kind with respect to any voting securities of the Company, including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than with the members of the Investor Group or one or more of their Affiliates and Associates who are instructed to comply by the terms and conditions of this Agreement);

(d) deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof (other than any such voting trust, arrangement or agreement solely among members of the Investor Group and otherwise in accordance with this Agreement);

(e) seek publicly, alone or in concert with others, to amend any provision of the Charter or By-Laws;

(f) demand an inspection of the Company’s books and records;

(g) (i) make any public or private proposal with respect to or (ii) make any public statement or otherwise seek to encourage, advise or assist any person in so encouraging or advising with respect to: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization or dividend policy of the Company, (C) any other change in the Company’s management, governance, corporate structure, affairs or policies, (D) any Extraordinary Transaction, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(h) knowingly initiate, make or in any way participate, directly or indirectly, in any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(i) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(j) enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(k) publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(l) take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement;

provided, however, that (x) the restrictions in this Section 3 shall not prevent the members of the Investor Group from making (1) any factual statement as required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by any of the members of the Investor Group) or (2) any confidential communication to the Company that would not be reasonably expected to trigger public disclosure obligations for either party and (y) the restrictions in this Section 3 shall not restrict the members of the Investor Group from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as the other stockholders of the Company or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Agreement. For the avoidance of doubt, nothing in this Section 3 shall be deemed to limit the exercise in good faith by an Investor Group Designee of his fiduciary duties in his capacity as a director of the Company.

4. No Public Statements. Prior to the Termination Date, without the prior written consent of the other party, neither party shall, nor shall it permit any of its Representatives to issue any press release, make any public statement, or speak on the record or on background with the media about the other party, the other party’s current or former directors in their capacity as such, officers or employees (including with respect to such persons’ service at the other party), the other party’s subsidiaries, or the business of the other party’s subsidiaries or any of its or its subsidiaries’ current directors, officers or employees, including the business and current or former directors, officers and employees of the other party’s controlled Affiliates, as applicable. The restrictions in this Section 4 shall not (a) apply (i) in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (ii) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; or (b) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder. Each party hereto agrees that, prior to the Termination Date, it shall not engage or continue to engage or use any private investigation firm or other person to investigate any of the other party’s directors, officers, employees or Representatives, or use any report or findings from such firm or person.

5. No Litigation. Prior to the Termination Date, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any proceeding initiated by, or on behalf of one party or its Affiliates against the other party or its Affiliates; provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable). Each party represents and warrants that neither it nor any assignee has filed any lawsuit against the other party.

6. Public Statements; SEC Filings.

(a) No later than two Business Days following the date of this Agreement, the Company shall issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit C. Prior to the issuance of the Press Release, neither the Company nor the members of the Investor Group shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party.

(b) No later than two Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide the members of the Investor Group and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the members of the Investor Group and their Representatives.

(c) No later than two Business Days following the date of this Agreement, the Investor Group shall file with the SEC an amendment to its Schedule 13D; in compliance with Section 13 of the Exchange Act reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and including the terms of this Agreement and including this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Press Release. The Investor Group shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

7. Confidentiality.

(a) For so long as the Investor Group Designees are serving as directors on the Board, the Investor Group and its Representatives may receive confidential information of the Company from the Investor Group Designees which they learn in their capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committees (collectively and individually, “Confidential Information”); provided, however, that the Investor Group and each Investor Group Designee shall have executed a confidentiality agreement with the Company in the form attached hereto as Exhibit D (a “Confidentiality Agreement”) prior to the receipt of Confidential Information by the members of the Investor Group or their Representatives from the Investor Group Designees; provided, further, that in the event that a Replacement Designee is appointed to the Board pursuant to Section 1(j), the Investor Group and its Representatives may not receive Confidential Information from such Replacement Designee unless and until the Company, the Investor Group and such Replacement Designee shall have executed an amendment or joinder to the applicable Confidentiality Agreement to join such Replacement Designee to the Confidentiality Agreement as the Investor Group Designee thereunder.

(b) For the avoidance of doubt, the parties acknowledge and agree that the obligations of the Investor Group and the Investor Group Designees under this Section 7 shall be in addition to, and not in lieu of, the Investor Group Designees’ confidentiality obligations under Delaware law and the Charter, By-Laws and applicable corporate governance policies of the Company; provided, that in the event of a conflict between an Investor Group Designee’s confidentiality obligations under the applicable corporate governance policies of the Company and those in the Confidentiality Agreement, the terms of the Confidentiality Agreement shall control.

8. Compliance with Securities Laws. The Investor Group acknowledges that it understands its obligations under the U.S. securities laws. Subject to compliance with such laws, the members of the Investor Group and their Representatives shall in any event be free to trade or engage in such transactions during periods when the members of the Board are permitted to do so, and the Company shall notify the members of the Investor Group at the email address set forth in Section 13 reasonably in advance when such “open window” director trading periods begin and end. The Company acknowledges that none of the provisions herein shall in any way limit the activities of the members of the Investor Group or their Representatives in their respective ordinary course of businesses if such activities will not violate applicable securities laws or the obligations specifically agreed to under this Agreement. In addition, nothing contained in this Agreement shall restrict the ability of the members of the Investor Group or their Representatives from purchasing, selling or otherwise trading securities of the Company pursuant to any Rule 10b5-1 trading plan adopted prior to the execution of this Agreement.

9. Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

10. Representations and Warranties.

(a) The Investor Group represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms. The Investor Group represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of it as currently in effect, the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. The Investor Group represents and warrants that, as of the date of this Agreement, it beneficially owns an aggregate of 3,499,428 shares of Common Stock. The Investor Group represents and warrants that it has voting authority over such shares and owns no Synthetic Equity Interests or any Short Interests in the Company. The Investor Group makes the representations, warranties and covenants on Schedule A hereto.

(b) The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

11. Termination.

(a) This Agreement shall terminate on the date that is 30 calendar days prior to the Notice Deadline for the Company’s 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) (the date of termination, the “Termination Date”); provided, however, that in the event that both (i) the Company delivers written notice to the Investor Group of its intent to nominate the Investor Group Designees for election to the Board and to comply with its obligations under Section 1(e) with respect to the 2021 Annual Meeting at least 45 calendar days prior to the Notice Deadline for the 2021 Annual Meeting, and (ii) the Investor Group and each Investor Group Designees consent, in writing, to such renominations (which consent by such Investor Group Designee shall be deemed a consent to be named by the Company as a nominee for election to the Board in any proxy statement, proxy card or other solicitation materials of the Company with respect to the 2021 Annual Meeting, and to continue to act in the capacity of a director of the Company if elected and serve the full term as a director if elected) by the date that is 31 calendar days prior to the Notice Deadline for the 2021 Annual Meeting, then the Termination Date shall be extended to the date that is 30 calendar days prior to the Notice Deadline for the Company’s 2022 Annual Meeting of Stockholders. For the avoidance of doubt, nothing in this Section 11(a) shall require the Company to nominate the Investor Group Designees for election to the Board at any Stockholder Meeting occurring after the Termination Date. Notwithstanding anything to the contrary in this Agreement:

(i) the obligations of the Investor Group pursuant to Sections 1, 2, 3, 4 and 5 shall terminate in the event that the Company materially breaches its obligations to the Investor Group pursuant to Sections 1, 4 or 5, or the representations and warranties in Section 10(b) of this Agreement and such breach (if capable of being cured) has not been cured within 30 calendar days following written notice of such breach from the Investor Group, or, if impossible to cure within 30 calendar days, the Company has not taken substantive action to correct within 30 calendar days following written notice of such breach from the Investor Group; provided, however, that the obligations of the Investor Group pursuant to Section 5 shall terminate immediately in the event that the Company materially breaches its obligations to the Investor Group under Section 5; and

(ii) the obligations of the Company to the Investor Group pursuant to Sections 1, 4 and 5 shall terminate in the event that (A) the Investor Group materially breaches its obligations in Sections 1, 2, 3, 4, 5, 7 or 8, the representations and warranties in Section 10(a) or under a Confidentiality Agreement or (B) an Investor Group Designee materially breaches its obligations under Sections 1 or 7 or under the Confidentiality Agreement, and such breach (if capable of being cured) has not been cured within 30 calendar days following written notice of such breach, or, if impossible to cure within 30 calendar days, the Investor Group or such Investor Group Designee, as applicable, has not taken substantive action to correct within 30 calendar days following written notice of such breach from the Company; provided, however, that the obligations of the Company to the Investor Group pursuant to Section 5 shall terminate immediately in the event that the Investor Group materially breaches its obligations under Section 5.

(b) If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void, but no termination shall relieve either party from liability for any breach of this Agreement prior to such termination.

12. Expenses. The Company shall reimburse the Investor Group for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the subject matter of this Agreement, provided that such reimbursement shall not exceed $750,000 in the aggregate.

13. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: AMAG Pharmaceuticals, Inc. 1100 Winter Street Waltham, MA 02451 Attn: Joseph D. Vittiglio, General Counsel, EVP and Corporate Secretary Email: jvittiglio@amagpharma.com with mandatory copies (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attn:  Kai H. Liekefett

Derek Zaba

Email: kliekefett@sidley.com

dzaba@sidley.com

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn: Stuart M. Cable

Email: scable@goodwinlaw.com

If to the Investor Group: Caligan Partners LP 520 Madison Avenue New York, NY 10022 Attn: David E. Johnson Email: dj@caliganpartners.com	with mandatory copies (which shall not constitute notice) to: Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Attn: Eleazer Klein Email: eleazer.klein@srz.com

14. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 13. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

15. Specific Performance. Each party to this Agreement acknowledge and agree that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

16. Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the members of the Investor Group, as applicable; provided, further, that, for purposes of this Agreement, the members of the Investor Group shall not be Affiliates or Associates of the Company and the Company shall not be an Affiliate or Associate of the members of the Investor Group; (b) the term “Annual Meeting” means each annual meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof; (c) the terms “beneficial ownership,” “group,” “participant,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (e) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (f) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a third party that, in each case, that results in a change in control of the Company or the sale of substantially all of its assets; (g) the term “Independent Director” means an individual that (i) qualifies as an “independent director” under applicable rules of the SEC, the rules of any stock exchange on which the Company is traded and applicable governance policies of the Company and (ii) is not an employee, principal, Affiliate or Associate of the members of the Investor Group or any of their Affiliates or Associates; (h) the term “Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote other than as a result of being in a margin account, or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; and the terms “person” or “persons,” for purposes of the meaning of the term “Net Long Position,” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, associate, organization or other entity of any kind or nature; (i) “Notice Deadline” means the notice deadline under the By-Laws for the nomination of director candidates for election to the Board; (j) the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (k) the term “SEC” means the U.S. Securities and Exchange Commission; (l) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (m) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof; (n) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (o) the term “Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to either party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

17. Miscellaneous.

(a) This Agreement, including all exhibits hereto, with the exception of the Confidentiality Agreement, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c) This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d) Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g) This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(i) The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

AMAG PHARMACEUTICALS, INC.

By:	/s/ William K. Heiden
Name:	William K. Heiden
Title:	President and Chief Executive Officer

Signature Page to Settlement Agreement

INVESTOR GROUP:

CALIGAN PARTNERS LP

By:	/s/ David E. Johnson
Name:	David E. Johnson
Title:	Partner

CALIGAN PARTNERS CV I LP

By:	/s/ David E. Johnson
Name:	David E. Johnson
Title:	Partner

DAVID E. JOHNSON

/s/ DAVID E. JOHNSON

PAUL FONTEYNE

/s/ PAUL FONTEYNE

Signature Page to Settlement Agreement

Schedule A

Exhibit A

Form of Consent Solicitation Withdrawal

CALIGAN PARTNERS LP

c/o Caligan Partners LP
520 Madison Avenue
New York, New York 10022

October [●], 2019

AMAG Pharmaceuticals, Inc.

1100 Winter Street

Waltham, MA 02451

Attn: Joseph D. Vittiglio,

General Counsel, Executive Vice President

and Corporate Secretary

Re: Withdrawal of Consent Solicitation

Dear Mr. Vittiglio:

Caligan Partners LP, a Delaware limited partnership (“Caligan”), along with Caligan Partners CV II LP, David E. Johnson, Samuel J. Merksamer, Paul Fonteyne, Lisa Gersh and Kenneth Shea (the foregoing, together with Caligan, the “Consent Solicitation Group”) filed a definitive consent statement (the “Consent Statement”) on September 16, 2019 in connection with the solicitation of written consents (the “Consent Solicitation”) from stockholders of AMAG Pharmaceuticals, Inc. (the “Company”).

The purpose of this letter is to provide the Company with notice that the Consent Solicitation Group hereby terminates the Consent Solicitation and has withdrawn the Consent Statement, effective immediately upon the execution and delivery of the settlement agreement among the Company, Caligan and other related parties.

Very truly yours,

CALIGAN PARTNERS LP

By:
Name: David E. Johnson
Title: Partner

Signature Page to Withdrawal of Consent Solicitation

Very Truly Yours,

Name:
Address:

Accepted and Agreed by:

AMAG PHARMACEUTICALS, INC.

By:
Title:

Signature Page to Withdrawal of Consent Solicitation

Exhibit B

Form of Resignation

[●], 20[●]

Board of Directors
AMAG Pharmaceuticals, Inc.

1100 Winter Street

Waltham, MA 02451

Re: Resignation

Ladies and Gentlemen:

Reference is made to that certain Settlement Agreement (the “Agreement”), dated as of [●], 2019, by and among AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Company”), on the one hand, and Caligan Partners LP, a Delaware limited partnership, Caligan Partners CV II LP, a Cayman Islands exempted limited partnership, David E. Johnson, an individual, and Paul Fonteyne, an individual (the foregoing, collectively with each of their respective Affiliates, the “Investor Group”), on the other hand. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

I hereby irrevocably offer to resign from my position as a director of the Board and from any and all committees of the Board on which I serve, subject to acceptance by the Board, effective immediately upon the Board’s notice to me that it has accepted such offer of resignation, which the Board may give within 30 Business Days after the Board or the chairman thereof obtains actual knowledge of any of the following: (a) the Termination Date; (b) such time as the Investor Group’s Net Long Position falls below the Ownership Minimum; (c) a material breach of the Agreement by the Investor Group or an Investor Group Designee that would terminate the Company’s obligations to the Investor Group pursuant to Section 11(a)(ii) of the Agreement; or (d) a material inaccuracy in any director questionnaire that I have submitted to the Company.

I hereby agree to execute the form of resignation agreement required of all directors of the Company, consistent with the Company’s Corporate Governance Guidelines.

Very truly yours,

Exhibit C

Form of Press Release